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                    Letterhead of Kopesky & Welke, LLP


                             December 23, 1996

Prudential Securities Incorporated
One New York Plaza
New York, NY  10292


                  Re:   National Municipal Trust
                        Multistate Series 31

Gentlemen:

            Pursuant to your request, we have reviewed the opinion included in the Prospectus for the captioned Series expressed by prior California counsel to the Sponsor regarding the California income and property tax status of the above-captioned Series of the National Municipal Trust. We are of the opinion that such opinion, a copy of which is included in the Prospectus for the above-captioned Series, remains valid and that no change has occurred which would require a change to such opinion and you may rely on it in connection with the filing of a Post Effective Amendment to such Series.

            We consent to the use of our name under the caption "Supplement to Part B - California Tax Status" in the Prospectus comprising a part of the above-captioned Post Effective Amendment and we consent to the filing of this opinion as an exhibit to said Post Effective Amendment.

                                          Very truly yours,


                                          Kopesky & Welke